Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (a) the Registration Statement on Form S-3 (No. 333-82666) and related prospectus pertaining to the Dividend Reinvestment Plan of Hersha Hospitality Trust and Subsidiaries (“HHT”), (b) the Registration Statement on Form S-3 (No. 333-113058) and related prospectus pertaining to the resale of common shares by various shareholders, (c) the Registration Statement on Form S-3 (No. 333-113227) and related prospectus pertaining to the resale of common shares by CNL Hospitality Properties, L.P. and its transferees, (d) the Registration Statement on Form S-3 (No. 333-113061) registering for offer and sale $200 million of common shares, preferred shares and debt securities of HHT and (e) the Registration Statement on Form S-8 (No. 333-122657) and related prospectus pertaining to the issuance of common shares pursuant to the Hersha Hospitality Trust 2004 Equity Incentive Plan, of our report dated July 1, 2005, with respect to our audit of the combined balance sheets of McIntosh Motor Inns Portfolio as of December 31, 2004 and 2003 and the related combined statements of operations, shareholders’ equity and cash flows for the years then ended which appears in this Form 8-K/A for Hersha Hospitality Trust.

/s/ Reznick Group, P.C.
Baltimore, Maryland
July 19, 2005